Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form 20-F of our reports dated May 21, 2026, relating to the financial statements of Gix Internet Ltd. (the “Company”). We also consent to the reference to us under the heading “Statement by Experts” in this Registration Statement.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

June 18, 2026